Exhibit 10.1
METHODE ELECTRONICS, INC.
AMENDED CASH BONUS AGREEMENT
     THIS AMENDED CASH BONUS AGREEMENT, effective as of April 6, 2007 (the “Amended Agreement”), is entered into by and between METHODE ELECTRONICS, INC., a Delaware corporation (the “Company”), and Donald W. Duda (“Employee”).
     WHEREAS, Employee has served and continues to serve the Company as President of the Company;
     WHEREAS, Section 3 of the Methode Electronics, Inc. 2000 Stock Plan (the “Plan”) limits the total number of shares of Company common stock with respect to which awards may be granted under the Plan to a participant in any calendar year to 100,000 shares;
     WHEREAS, on May 4, 2001, the Company granted Employee a stock option award under the Plan with respect to 200,000 shares of Company common stock;
     WHEREAS, on June 10, 2002, the Company granted Employee a stock option award under the Plan with respect to 200,000 shares of Company common stock;
     WHEREAS, each of the two stock option awards described above is void to the extent that it attempted to grant a stock option with respect to more than 100,000 shares of Company common stock;
     WHEREAS, on July 3, 2003, the Company granted Employee a stock option award under the Plan with respect to 100,000 shares of Company common stock, but would have granted him a stock option award with respect to 250,000 shares but for the 100,000 share annual limitation referred to above;
     WHEREAS, the Company desires to reward Employee for his services to the Company and to encourage him to continue to work for the benefit of the Company in a manner that will benefit all Company shareholders and to compensate him for the stock option awards described above that exceeded or would have exceeded the Plan’s 100,000 share annual limitation;
     WHEREAS, the Company and Employee entered into a Cash Bonus Agreement effective as of August 22, 2003 (“the Cash Bonus Agreement”) to accomplish the foregoing;
     WHEREAS, on April 4 and 5, 2007, the Employee exercised all of the vested stock options awarded to him on June 10, 2002 and on July 3, 2003 and subsequently sold the underlying 175,000 shares of common stock at a weighted average sale price of $15.32 per share (the “Average Option Sale Price”);
     WHEREAS, pursuant to the terms of the Cash Bonus Agreement, as of April 5, 2007, the Employee elected to be paid as deferred compensation a cash bonus equal to $241,000.00 (the Average Option Sale Price — $10.50) × 100,000 × 50%;
     WHEREAS, pursuant to the terms of the Cash Bonus Agreement, as of April 5, 2007, the Employee elected to be paid as deferred compensation a cash bonus equal to $145,500.00 (the Average Option Sale Price — $11.44) × 150,000 × 25%; and

     WHEREAS, pursuant to discussions between Employee and the Compensation Committee of the Company’s Board of Directors and in consideration of the implications of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the parties desire to amend the Cash Bonus Agreement.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations herein after set forth and Employee’s agreement to convert his 2005 and 2006 Restricted Stock Awards to Restricted Stock Units pursuant to the Amended and Restated Restricted Stock Award Agreements dated as of the date hereof, the Company agrees to pay Employee certain deferred cash bonuses on the terms and conditions set forth herein.
     1. The Company will pay Employee as deferred compensation a cash bonus equal to $241,000.00 (the Average Option Sale Price — $10.50) × 100,000 × 50%. The cash bonus payment pursuant to this Section shall be payable on the earliest of the following:
     a. May 15, 2009;
     b. the date of Employee’s “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code for any reason other than death or disability; or
     c. Employee’s death or disability.
     For all purposes of this Amended Agreement, Employee will be considered disabled only if because of a medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of at least 12 months: (i) he is unable to engage in any substantial gainful activity; or (ii) he is receiving income replacement benefits for a period of at least three months under an accident and health plan of the Company.
     If and to the extent that the Company reasonably anticipates that its income tax deduction with respect to any payment under this Amended Agreement, including any payment under this Section or Section 2 hereof, will be limited or eliminated by application of Code Section 162(m), the payment shall be delayed until either (i) the earliest date at which the Company reasonably anticipates that the Company’s deduction for the payment will not be limited or eliminated by application of Code Section 162(m), or (ii) the calendar year in which occurs the Employee’s separation from service.
     Notwithstanding anything herein to the contrary, in the event that the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, any payment under this Amended Agreement, including any payment under this Section or Section 2 hereof, shall be delayed until the earlier of (i) six months after the Employee’s separation from service with the Company and (ii) the Employee’s death, if such a delay is necessary to avoid the imposition of additional tax and interest on the Employee under Section 409A(a)(1)(B) of the Code.
     2. The Company will pay Employee as additional deferred compensation another cash bonus equal to $436,500.00 (the Average Option Sale Price — $11.44) × 150,000 × 75%. The cash bonus payment pursuant to this Section shall be payable on the earliest of the following:
     a. May 15, 2009;
     b. the date of Employee’s “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code for any reason other than death or disability; or
     c. Employee’s death or disability.

     3. Nothing herein contained shall confer on Employee any right with respect to continuation of employment by the Company or its subsidiaries or affiliates, or interfere with the right of the Company or its subsidiaries or affiliates to terminate at any time the employment of Employee.
     4. This Amended Agreement may not be assigned by the Company without the written consent of Employee but the obligations of the Company under this Amended Agreement shall be the binding legal obligations of any successor to the Company by merger or other business combination, and in the event of any business combination or transaction that results in the transfer of substantially all of the assets or business of the Company, the Company will cause the transferee to assume the obligations of the Company under this Amended Agreement. Neither this Amended Agreement nor the bonuses hereunder may be assigned by Employee during Employee’s life, and any payment arising as the result of Employee’s death shall be paid to one or more beneficiaries designated by Employee in a form approved by the Company, or in the absence of any such designation, to Employee’s estate.
     5. The validity, interpretation, construction and performance of this Amended Agreement shall be governed by the laws of the State of Illinois, without regard to the conflict of law principles thereof.
     6. The Company may withhold from any payment that it is required to make under this Amended Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law.
     7. This Amended Agreement supersedes the Cash Bonus Agreement. This Amended Agreement may be amended at any time by written agreement between the Company and Employee. Any such amendment shall be made pursuant to a resolution of the Compensation Committee of the Company’s Board of Directors.
     8. Cash payments under this Amended Agreement shall constitute general obligations of the Company. Employee shall have only an unsecured right to payment thereof out of the general assets of the Company.
     9. In the event that any provision or portion of this Amended Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Amended Agreement shall be unaffected thereby and shall remain in full force and effect.
     10. The parties initially shall attempt to resolve by direct negotiation any dispute, controversy or claim arising out of or relating to this Amended Agreement or its breach or interpretation (each, a “Dispute”). For purposes of this negotiation, the Company shall be represented by one or more of its independent directors appointed by the Board of Directors. If the parties are unable to resolve the Dispute by direct negotiation within 30 days after written notice by one party to the other of the Dispute, either party may initiate a confidential, binding arbitration to resolve the Dispute. All such Disputes shall be arbitrated in Chicago, Illinois pursuant to the arbitration rules of J.A.M.S. Endispute before a single arbitrator. (If, at the time of any Dispute, J.A.M.S. Endispute has ceased to exist, all such Disputes shall be arbitrated in Chicago, Illinois pursuant to the arbitration rules of the American Arbitration Association before a single arbitrator.) Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction, and both parties consent and submit to the jurisdiction of such court for purposes of such action. Nothing in this Amended Agreement shall preclude either party from seeking equitable relief from a court of competent jurisdiction. The statute of limitations, estoppel, waiver, laches and similar doctrines, which would otherwise be applicable in any action brought by a party shall be applicable in any arbitration proceeding, and the commencement of an arbitration proceeding shall be deemed the commencement of an action for those purposes. The Federal Arbitration Act shall apply to the construction, interpretation and enforcement of this arbitration provision.
     11. This Amended Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     12. This Amended Agreement supersedes and cancels all prior written or oral agreements and understandings relating to the terms of this Amended Agreement.

     IN WITNESS WHEREOF, the parties have executed this Amended Agreement as of the date written above.

METHODE ELECTRONICS, INC.		EMPLOYEE

By:	/s/ Paul G. Shelton	Donald W. Duda
Chairman of the Compensation Committee